Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 3, 2016, with respect to the consolidated financial statements included in the Annual Report of GlobalSCAPE, Inc. on Form 10-K for the year ended December 31, 2015. We hereby consent to the incorporation by reference of said report in the Registration Statements of GlobalSCAPE, Inc. on Forms S-8 (File No. 333-61180, effective May 17, 2001; File No 333-61160, effective May 17, 2001, File No. 333-145771, effective August 29, 2007: File No. 333-168871, effective August 16, 2010; and File No. 333-204163, effective May 14, 2015).

/s/ Padgett, Stratemann & Co., L.L.P.,
San Antonio, Texas
March 27, 2017